CONSENT OF INDEPENDENT AUDITORS



Board of Trustees and Shareholders
Evergreen Income Advantage Fund:



We consent to the use of our report dated January 15, 2003, included in this Registration Statement, and to the references to our firm under the caption "EXPERTS" in the Statement of Additional Information.



Boston, Massachusetts
February 24, 2003